NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER 2011

SEATTLE, WA, August 4, 2011 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its second quarter 2011 results.

Operating Summary for Second Quarter 2011 Compared to Second Quarter 2010

•	Total revenues increased $68.1 million, or 28.5%, to $307.2 million
•	Adjusted EBITDAR increased $17.0 million, or 24.4%, to $86.6 million
•	CFFO increased $2.7 million, or 22.4%, to $14.7 million
•	CFFO, as adjusted, increased $4.0 million, or 28.6%, to $17.9 million
•	Same community average monthly revenue per occupied unit improved by 1.5% to $3,806
•	Same community average occupancy decreased 20 basis points to 87.4%
•	Same community operating margin for Q2 2011 was 34.5% compared to 35.9%
•	Net income of $22.2 million includes a $42.1 million gain resulting from the Company’s purchase of 24 communities previously held in a joint venture

Granger Cobb, President and Chief Executive Officer stated, “Our results for the second quarter reflect an increase in cash from facility operations as we made meaningful progress growing and integrating new capacity to position Emeritus for the future.  Over the past few months, we have implemented sustainable cost cuts to improve efficiency and have refocused our efforts on achieving the optimal balance of rate growth and occupancy on a community-by-community basis.  Though same community occupancy dipped slightly in the quarter, we have already seen a rebound in July.”

2011 Second Quarter Consolidated Results

Total revenue in the second quarter of 2011 increased 28.5% to $307.2 million.  The $68.1 million revenue increase consisted of $2.6 million in the Company’s same community portfolio of 267 communities operated during both periods, $60.5 million from the acquisition of communities (net of dispositions), $4.1 million in management fees primarily from the August 2010 acquisition of communities through a joint venture structure, and $0.9 million primarily from the change in deferral of move-in fee revenues.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 8.7% to $4,057 in the second quarter of 2011 from $3,732 in the second quarter of 2010.  This increase in rate was primarily due to the consolidated communities added in the fourth quarter of 2010 that had higher average rates.

In the second quarter of 2011, total average occupancy for the consolidated portfolio was 86.0% compared to 87.2% in the second quarter of 2010 primarily from the acquisition of communities with lower occupancy rates.

Community operating expenses increased $47.9 million to $205.4 million in the second quarter of 2011.  Approximately $42.6 million of the increase resulted from the acquisition of communities (net of dispositions) and $5.0 million from same community operating expenses, with the remaining increase of $0.3 million resulting from certain corporate expenses not allocated to communities.

Community operating income increased $16.0 million, or 20.0%, to $96.4 million in the second quarter of 2011 compared with $80.4 million in the second quarter of 2010.

General and administrative expenses as a percent of total operated community revenue, which includes revenues of managed communities, decreased to 5.2% in the second quarter of 2011 from 6.4% in the prior year quarter (4.6% and 5.9%, respectively, excluding stock option compensation expenses).  General and administrative expenses increased $4.6 million to $21.7 million in the second quarter of 2011, with the increase resulting primarily from a labor and benefit expense increase of $3.6 million from additional staffing to support the communities added to the Company’s operated portfolio since the second quarter of 2010, as well as an increase in non-cash stock option expenses of $0.9 million.

For the quarter ended June 30, 2011, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased $17.0 million, or 24.4%, to $86.6 million, with the increase primarily driven by the $16.0 million improvement in community operating income.  For the same period, cash from facility operations (“CFFO”) increased $2.7 million, or 22.4%, to $14.7 million.

2011 Second Quarter Same Community Results

As of June 30, 2011, the consolidated Emeritus portfolio consisted of 331 communities, of which 267 communities are included in our definition of same communities.  Total same community revenue increased $2.6 million to $234.0 million in the second quarter of 2011, as a result of rate improvements.    Average monthly revenue per occupied unit increased 1.5% to $3,806 in the second quarter of 2011 from $3,751 in the corresponding period in 2010.  Average occupancy decreased 20 basis points to 87.4% in the second quarter of 2011 from 87.6% in the comparative period last year.

The Company’s same community operating expenses increased $5.0 million to $153.4 million in the second quarter of 2011.  Operating expenses reflected a $1.7 million, or 2.5%, increase in salary and wages as well as increases in payroll taxes, workers’ compensation, food, repairs and maintenance, utilities and bad debt expenses.  As in prior quarters, the increase in salaries and wages included increased hours to care for a greater number of residents who have elected to share living accommodations, which increases the Company’s resident count without a corresponding increase in the occupied units.  On a per resident day basis, same community salaries and wages increased by 1.7%.

Same community operating income (community revenues less community operating expenses) decreased $2.4 million to $80.7 million with a 34.5% operating margin in the second quarter of 2011.

Significant Second Quarter 2011 Transactions

In June 2011, the Company closed a previously announced transaction with affiliates of Blackstone to acquire 24 assisted living communities comprised of approximately 1,897 units.  The 24 communities were owned by the Blackstone JV, a joint venture with Blackstone in which the Company owned a 19.0% interest and Blackstone an 81.0% interest.  The Company had been operating these communities since late 2006 under management agreements for a fee equal to 5.0% of collected revenues.  As a result of the transaction, the Company paid $42.8 million in cash and recognized a gain of $42.1 million primarily from the increased value of its 19.0% interest, which included a preferential distribution as a result of the Company’s successful efforts in improving the operating results of the communities.  This transaction is immediately cash flow accretive to the Company.

In May 2011, the Company purchased a 90-unit assisted living, independent living, and memory care community located in New Hampshire for $19.1 million.  The purchase was financed with mortgage debt of $14.1 million and cash of $5.0 million.  The 10-year mortgage debt is due in June 2021 and bears interest at an annual fixed rate of 6.03%.

In addition to the acquisitions noted above, in May 2011 the Company sold two communities in Florida for $8.5 million, which proceeds were used to pay down long-term debt.  The two communities consisted of 138 units.

Subsequent Events

In July 2011, the Company completed the acquisition of two communities consisting of 135 assisted living units located in Texas for a total purchase price of $19.7 million.  These acquisitions were financed with mortgage debt of approximately $14.7 million and cash of $5.0 million.  The 10-year mortgage debt is due in August 2021 and bears interest at an annual fixed rate of 6.02%.

In July 2011, the Company purchased a 101-unit assisted living, independent living, and memory care community located in Vermont for $20.9 million.  The purchase was financed with mortgage debt of $15.8 million and cash of $5.1 million.  The 10-year mortgage debt is due in August 2021 and bears interest at an annual fixed rate of 6.06%.

In August 2011, the Company sold a 170-unit assisted living community located in Texas for $5.8 million.  The proceeds were used to pay off mortgage debt in the amount of $5.3 million.

2011 Guidance Update

The Company provides annual guidance in certain key categories.  The guidance pertains to the Company’s existing portfolio and excludes future acquisitions.

The Company has updated its guidance for 2011 as follows:
•	Consolidated revenue in the range of $1.23 billion to $1.28 billion, an increase from the previously announced range of $1.20 to $1.25 billion.
•
Routine capital expenditures in the range of $16.0 million to $18.0 million, unchanged from the previously announced dollar range, which equates to about $540 to $610 per consolidated unit as recalculated based on increased capacity.

•
General and administrative expenses as a percent of total operated revenue to be approximately 5.4%, a decrease from the previously announced guidance of 5.8%.  New general and administrative expense guidance excluding non-cash stock compensation expense is 4.8%.

Conference Call

The Company will host a conference call on Thursday, August 4, 2011, at 5:00 P.M. Eastern Time to discuss its financial results for the second quarter of 2011.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-0789, or for international participants (201) 689-8562.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, August 4, 2011, until midnight Eastern Time, Thursday, August 11, 2011.  The dial in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517.  To access the telephonic replay, enter the conference ID 375813.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net income (loss) to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, to be filed with the Securities and Exchange Commission (the “SEC”).

The table below shows the reconciliation of net income (loss) to Adjusted EBITDA/EBITDAR for the three and six month periods ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$22,096	$(14,143)	$(582)	$(28,545)
Depreciation and amortization	29,438	20,655	57,525	41,101
Interest income	(123)	(131)	(234)	(243)
Interest expense	37,975	27,211	74,239	54,252
Net equity losses (earnings) for unconsolidated JVs	61	(302)	435	(451)
Provision for income taxes	294	326	575	645
Loss from discontinued operations	397	949	397	1,170
Amortization of above/below market rents	1,966	2,173	3,933	4,347
Amortization of deferred gains	(284)	(302)	(572)	(607)
Stock-based compensation	2,366	1,495	4,709	2,931
Change in value of interest rate swaps	(509)	(42)	(509)	12
Deferred revenue	654	1,496	1,140	2,505
Deferred straight-line rent	2,440	3,480	4,932	7,071
Contract buyout costs	-	-	6,256	-
Impairment of long-lived assets	-	320	-	320
Gain on sale of investments	-	-	(1,569)	-
Acquisition gain	(42,110)	-	(42,110)	-
Acquisition, development and financing expenses	1,957	459	2,470	512
Actuarial self-insurance reserve adjustments	3,141	1,864	3,173	2,461
Adjusted EBITDA	$59,759	45,508	114,208	87,481
Operating lease expense, net	26,796	24,063	53,333	47,336
Adjusted EBITDAR	$86,555	$69,571	$167,541	$134,817

The following table shows the reconciliation of net cash provided by operating activities to CFFO and CFFO, as adjusted for self-insurance reserves relating to prior years, for the three and six month periods ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$17,736	$20,546	$17,470	$37,923
Changes in operating assets and liabilities, net	4,025	(2,954)	19,793	(4,458)
Contract buyout costs	-	-	6,256	-
Repayment of capital lease and financing obligations	(3,503)	(2,980)	(6,898)	(5,854)
Recurring capital expenditures	(4,310)	(3,055)	(8,632)	(5,847)
Distributions from unconsolidated joint ventures, net	801	490	1,351	869
Cash From Facility Operations	$14,749	$12,047	$29,340	$22,633

CFFO per share	$0.33	$0.31	$0.66	$0.58

Adjust for actuarial self-insurance reserve adjustments	3,141	1,864	3,173	2,461
Cash From Facility Operations, as adjusted	$17,890	$13,911	$32,513	$25,094

CFFO per share, as adjusted	$0.40	$0.35	$0.73	$0.64

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC and any subsequent Quarterly Reports on Form 10-Q, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 485 communities in 44 states representing capacity for approximately 43,400 units and approximately 50,500 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequent Quarterly Report on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                                 Sari Martin
Liz.brady@icrinc.com                                        Sari.martin@icrinc.com
646-277-1226                                                       203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)

ASSETS

	June 30,	December 31,
Current Assets:	2011	2010
Cash and cash equivalents	$36,679	$110,124
Short-term investments	3,446	2,874
Trade accounts receivable, net of allowance of $2,633 and $1,497	37,735	23,055
Other receivables	12,415	7,215
Tax, insurance, and maintenance escrows	21,675	22,271
Prepaid insurance expense	33,943	28,852
Deferred tax asset	18,087	15,841
Other prepaid expenses and current assets	5,730	6,417
Total current assets	169,710	216,649
Investments in unconsolidated joint ventures	17,623	19,394
Property and equipment, net of accumulated depreciation of $358,114 and $304,495	2,409,025	2,163,556
Restricted deposits	16,591	14,165
Goodwill	115,039	75,820
Other intangible assets, net of accumulated amortization of $39,864 and $36,109	108,676	100,239
Other assets, net	24,162	23,969
Total assets	$2,860,826	$2,613,792

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$205,331	$73,197
Current portion of capital lease and financing obligations	15,369	14,262
Trade accounts payable	9,066	7,840
Accrued employee compensation and benefits	57,917	53,663
Accrued interest	9,259	7,969
Accrued real estate taxes	12,190	12,306
Accrued professional and general liability	12,742	10,810
Other accrued expenses	18.565	18,759
Deferred revenue	15,010	13,757
Unearned rental income	24,437	21,814
Total current liabilities	379,886	234,377
Long-term debt obligations, less current portion	1,400,754	1,305,757
Capital lease and financing obligations, less current portion	625,314	629,797
Deferred gain on sale of communities	5,342	5,914
Deferred straight-line rent	55,291	50,142
Other long-term liabilities	42,832	36,299
Total liabilities	2,509,419	2,262,286

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
44,301,784 and 44,193,818 shares	4	4
Additional paid-in capital	818,263	814,209
Accumulated other comprehensive income	-	1,472
Accumulated deficit	(471,704)	(471,340)
Total Emeritus Corporation shareholders' equity	346,563	344,345
Noncontrolling interest – related party	4,844	7,161
Total shareholders’ equity	351,407	351,506
Total liabilities, shareholders' equity and noncontrolling interest	$2,860,826	$2,613,792

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Community revenue	$301,722	$237,787	$596,442	$470,660
Management fees	5,485	1,344	10,946	2,675
Total operating revenues	307,207	239,131	607,388	473,335

Expenses:
Community operations (exclusive of depreciation and amortization
and community lease expense shown separately below)	205,358	157,452	404,389	312,474
General and administrative	21,721	17,109	44,934	34,271
Transaction costs	1,844	309	8,593	351
Depreciation and amortization	29,438	20,655	57,525	41,101
Community leases	31,202	29,716	62,198	58,754
Total operating expenses	289,563	225,241	577,639	446,951
Operating income from continuing operations	17,644	13,890	29,749	26,384

Other income (expense):
Interest income	123	131	234	243
Interest expense	(37,975)	(27,211)	(74,239)	(54,252)
Change in fair value of interest rate swaps	509	42	509	(12)
Equity earnings (losses) for unconsolidated joint ventures	(61)	302	(435)	451
Acquisition gain	42,110	-	42,110	-
Other, net	437	(22)	2,462	456
Net other income (expense)	5,143	(26,758)	(29,359)	(53,114)

Income (loss) from continuing operations before income taxes	22,787	(12,868)	390	(26,730)
Provision for income taxes	(294)	(326)	(575)	(645)
Income (loss) from continuing operations	22,493	(13,194)	(185)	(27,375)
Loss from discontinued operations	(397)	(949)	(397)	(1,170)
Net income (loss)	22,096	(14,143)	(582)	(28,545)
Net loss attributable to the noncontrolling interest	101	226	218	417
Net income (loss) attributable to Emeritus Corporation common shareholders	$22,197	$(13,917)	$(364)	$(28,128)

Basic income (loss) per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$0.51	$(0.33)	$-	$(0.69)
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.03)
	$0.50	$(0.35)	$(0.01)	$(0.72)

Weighted average common shares outstanding	44,283	39,301	44,247	39,290

Diluted income (loss) per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$0.50	$(0.33)	$-	$(0.69)
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.03)
	$0.49	$(0.35)	$(0.01)	$(0.72)

Weighted average diluted common shares outstanding	44,874	39,301	44,247	39,290

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)
	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(582)	$(28,545)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,525	41,101
Amortization of above/below market rents	3,933	4,347
Amortization of deferred gains	(572)	(607)
Acquisition gain	(42,110)	-
Net loss on sale of assets	384	1,179
Impairment of long-lived assets	-	320
Gain on sale of investments	(1,569)	-
Amortization of loan fees	1,474	1,512
Allowance for doubtful receivables	4,507	2,135
Equity investment losses (earnings)	435	(451)
Stock-based compensation	4,709	2,931
Change in fair value of interest rate swaps	(509)	12
Deferred straight-line rent	4,932	7,071
Deferred revenue	1,140	2,505
Other	3,566	(45)
Changes in other operating assets and liabilities	(19,793)	4,458
Net cash provided by operating activities	17,470	37,923

Cash flows from investing activities:
Acquisition of property and equipment	(14,390)	(10,073)
Community acquisitions, net of cash acquired	(139,568)	-
Deposits	(55)	-
Proceeds from the sale of assets	10,557	-
Lease and contract acquisition costs	(249)	(4,527)
Advances to affiliates and other managed communities, net	(450)	(1,639)
Distributions from unconsolidated joint ventures, net	1,351	869
Net cash used in investing activities	(142,804)	(15,370)

Cash flows from financing activities:
Sale of stock, net	1,281	1,132
Distributions to noncontrolling interest	(4,078)	-
Increase in restricted deposits	(2,342)	(730)
Debt issuance and other financing costs	(3,510)	(145)
Proceeds from long-term borrowings and financings	108,316	-
Repayment of long-term borrowings and financings	(40,880)	(12,114)
Repayment of capital lease and financing obligations	(6,898)	(5,854)
Net cash provided by (used in) financing activities	51,889	(17,711)

Net increase (decrease) in cash and cash equivalents	(73,445)	4,842
Cash and cash equivalents at the beginning of the period	110,124	46,070
Cash and cash equivalents at the end of the period	$36,679	$50,912

EMERITUS CORPORATION
Lease, Interest and Depreciation Expense
For the Quarters Ended
(unaudited)
(In Thousands)

		Projected
		Range
	Q2 2011	Q3 2011 (1)
Community leases expense - GAAP	$31,202	$31,200 - $31,500
Less:
Deferred straight-line rent	(2,440)	(2,200) - (2,300)
Above/below market rent	(1,966)	(2,000) - (2,100)
Plus:
Capital lease interest	13,382	13,400 – 13,500
Capital lease principal	1,742	1,800 – 1,900
Community leases expense - CASH	$41,920	$42,200 - $42,500

Interest expense - GAAP	$37,975	$41,625 - $41,135
Less:
Straight-line interest	(20)	(15) - (20)
Capital lease interest	(13,382)	(13,400) - (13,500)
Equipment capital lease interest	(11)	(10) - (15)
Loan fee amortization	(740)	(800) - (900)
Interest expense - CASH	$23,822	$27,400 - $27,700

Depreciation – owned assets	$16,791	$18,400 – $18,500
Depreciation – capital leases	11,322	11,300 – 11,400
Amortization – intangible assets	1,325	2,600 – 2,700
Total depreciation and amortization expense	$29,438	$32,300 - $32,600

(1)	Includes acquisitions closed in the second quarter of 2011 and three new community acquisitions in July 2011.

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011
Average consolidated communities	275.0	277.3	296.7	306.7	316.0
Average available units	24,365	24,618	26,926	28,134	28,843
Average occupied units	21,238	21,432	23,212	24,205	24,793
Average occupancy	87.2%	87.1%	86.2%	86.0%	86.0%
Average monthly revenue per occupied unit	$3,732	$3,827	$3,999	$4,059	$4,057
Calendar days	91	92	92	90	91

Community revenues:
Community revenues	$234,560	$242,034	$274,845	$290,489	$297,501
Move-in fees	3,838	4,543	4,856	4,960	5,135
Move-in incentives	(611)	(547)	(1,212)	(729)	(914)
Total community revenues	$237,787	$246,030	$278,489	$294,720	$301,722

Community operating expenses:
Salaries and wages - regular and overtime	$72,574	$75,726	$88,031	$91,549	$94,607
Average daily salary and wages	$798	$823	$957	$1,017	$1,040
Average daily wages per occupied unit	$37.55	$38.41	$41.22	$42.02	$41.93

Payroll taxes and employee benefits	$24,672	$25,232	$27,016	$33,425	$31,588
Percent of salaries and wages	34.0%	33.3%	30.7%	36.5%	33.4%

Actuarial self-insurance reserve adjustments	$1,859	$134	$2,668	$32	$3,141

Utilities	$9,792	$12,158	$11,453	$13,492	$12,073
Average monthly cost per occupied unit	$154	$189	$164	$186	$162

Facility maintenance and repairs	$5,715	$6,123	$6,023	$7,420	$7,687
Average monthly cost per occupied unit	$90	$95	$86	$102	$103

All other community operating expenses	$42,840	$44,970	$50,132	$53,113	$56,262
Average monthly cost per occupied unit	$672	$699	$720	$731	$756

Total community operating expenses	$157,452	$164,343	$185,323	$199,031	$205,358

Community operating income	$80,335	$81,687	$93,166	$95,689	$96,364

Operating income margin	33.8%	33.2%	33.5%	32.5%	31.9%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011
Consolidated:
Average consolidated communities	275.0	277.3	296.7	306.7	316.0
Community revenue	$237,787	$246,030	$278,489	$294,720	$301,722
Community operating expense	$157,452	$164,343	$185,323	$199,031	$205,358
Average occupancy	87.2%	87.1%	86.2%	86.0%	86.0%
Average monthly revenue per unit	$3,732	$3,827	$3,999	$4,059	$4,057
Operating income margin	33.8%	33.2%	33.5%	32.5%	31.9%

Same Community:
Average consolidated communities	267.0	267.0	267.0	267.0	267.0
Community revenue	$231,450	$234,669	$233,648	$234,715	$234,040
Community operating expense	$148,381	$154,102	$150,266	$155,272	$153,378
Average occupancy	87.6%	87.7%	87.5%	87.6%	87.4%
Average monthly revenue per unit	$3,751	$3,799	$3,791	$3,804	$3,806
Operating income margin	35.9%	34.3%	35.7%	33.8%	34.5%